EXHIBIT 4.1

THE SHARES REPRESENTED BY THIS CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO ASPEN, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

CONVERTIBLE NOTE

$2,000,000.00	DECEMBER 1, 2017

FOR VALUE RECEIVED, Aspen Group, Inc., a Delaware corporation (“Aspen”), hereby promises to pay to the order of Educaciόn Significatίva, LLC, a Delaware limited liability company (the “Holder”) at 7675 Mission Valley Road, San Diego, CA 92108, or at such other office as the Holder designates in writing to Aspen, the principal sum of Two Million Dollars ($2,000,000) together with interest thereon computed at the annual rate of eight percent (8%) per annum. Unless earlier converted into shares of common stock, par value $0.001 per share, of Aspen (“Aspen Common Stock”), pursuant to the terms of this Convertible Note (this “Note”), One Million Dollars ($1,000,000) plus accrued and unpaid interest shall be due and payable on December 1, 2018 (“First Maturity Date”) and One Million Dollars ($1,000,000) plus accrued and unpaid interest shall be due and payable on December 1, 2019 (“Second Maturity Date”). While in default, this Note shall bear interest at the rate of eighteen percent (18%) per annum or such maximum rate of interest allowable under the laws of the State of Delaware. Payments shall be made in lawful money of the United States.

1.

Conversion to Aspen Common Stock. Subject to Section 3(c), in lieu of receiving payment in cash at the applicable maturity date, and with at least ten (10) days written notice by the Holder to Aspen prior to the First Maturity Date or the Second Maturity Date, as applicable (a “Conversion Notice” and the tenth (10th) day prior to such First Maturity Date or Second Maturity Date, as applicable, the “Conversion Date”), the Holder shall have the right: (a) on the First Maturity Date, to convert a portion of the principal amount of this Note equal to One Million Dollars ($1,000,000) plus accrued and unpaid interest into shares of Aspen Common Stock, and (b) on the Second Maturity Date, to convert a portion of the principal amount of this Note equal to One Million Dollars ($1,000,000) plus accrued and unpaid interest into shares of Aspen Common Stock. In each case, the number of shares of Aspen Common Stock issuable to the Holder upon such conversion shall be equal to (i) the portion of the aggregate principal amount of the Note, and accrued and unpaid interest thereon, so converted, divided by (ii) the volume weighted average price per share for Aspen Common Stock on the Trading Market (as defined below) for the ten (10) Trading Day (as defined below) period ending as of the end of the last Trading Day immediately prior to such First Maturity Date or Second Maturity Date, as applicable (the “Conversion Price”), rounded up to the nearest whole share. For purposes of the foregoing, “Trading Market” shall mean the Nasdaq Stock Market . (the “Nasdaq”) or, if the Nasdaq is not the principal trading market for such security, then the principal securities exchange or trading market where such security is listed or traded; provided, that if the Conversion Price cannot be calculated for the Aspen Common Stock on such date in the manner provided above, the Conversion Price shall be the fair market value as mutually determined by Aspen and the Holder; provided, further, that in no event shall the Conversion Price be less than $2.00 per share, subject to adjustment as provided in Section 3. “Trading Day” means any day on which the Aspen Common Stock is tradable for any period on the Nasdaq, or on the principal securities exchange or other securities market on which the Aspen Common Stock is then being traded.

2.

Method of Conversion. Subject to Section 1, this Note may be converted by the Holder by submitting to Aspen a Conversion Notice by e-mail or other reasonable means of communication dispatched prior to 5:00 p.m., New York, New York time on the Conversion Date. The Holder shall not be required to physically surrender this Note to Aspen unless the entire unpaid principal amount of this Note is so converted. The Holder and Aspen shall maintain records showing the principal amount so converted and the dates of such conversions so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of Aspen shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to Aspen, whereupon Aspen will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note.

Upon receipt by Aspen from the Holder of an e-mail, or other reasonable means of communication of a Conversion Notice meeting the requirements for conversion, Aspen shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Aspen Common Stock issuable upon such conversion within five (5) business days after such receipt. Upon receipt by Aspen of a Conversion Notice, the Holder shall be deemed to be the holder of record of the Aspen Common Stock issuable upon such conversion, and the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion. All rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Aspen Common Stock or other securities as herein provided on such conversion. In lieu of delivering physical certificates representing the Aspen Common Stock issuable upon conversion, provided Aspen is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, Aspen shall use commercially reasonable efforts to cause its transfer agent to electronically transmit the Aspen Common Stock issuable upon conversion to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Alternatively, if such shares of Aspen Common Stock are not eligible for deposit via the DWAC system, upon request of the Holder, Aspen shall use commercially reasonable efforts to cause its transfer agent to issue the Aspen Common Stock issuable upon conversion to the Holder in book-entry form.

3.

Anti-Dilution Protection.

(a)

In the event, prior to the payment of this Note, Aspen shall issue any of its shares of Aspen Common Stock as a stock dividend or shall subdivide the number of outstanding shares of Aspen Common Stock into a greater number of shares, then, in either of such events, the shares obtainable pursuant to conversion of this Note shall be increased proportionately; and, conversely, in the event that Aspen shall reduce the number of outstanding shares of Aspen Common Stock by combining such shares into a smaller number of shares, then, in such event, the number of shares of Aspen Common Stock obtainable pursuant to the conversion of this Note shall be decreased proportionately. Any dividend paid or distributed upon Aspen Common Stock in shares of any other class of capital stock of Aspen or securities convertible into shares of Aspen Common Stock shall be treated as a dividend paid in Aspen Common Stock to the extent that the shares of Aspen Common Stock are issuable upon the conversion of the Note. In the event that Aspen shall pay a dividend consisting of the securities of any other entity or in cash or other property, upon conversion of this Note, the Holder shall receive the securities, cash, or property which the Holder would have been entitled to if the Holder had converted this Note immediately prior to the record date of such dividend.

(b)

In the event, prior to the payment of this Note, Aspen shall be recapitalized by reclassifying its outstanding Aspen Common Stock (other than into shares of common stock with a different par value, or by changing its outstanding shares of common stock to shares without par value), or in the event Aspen or a successor corporation, partnership, limited liability company or other entity (any of which is defined as a “Corporation”) shall consolidate or merge with or convey all or substantially all of its, or of any successor Corporation’s property and assets to any other Corporation or Corporations (any such other Corporation being included within the meaning of the term “successor Corporation” used in the context of any consolidation or merger of any other Corporation with, or the sale of all or substantially all of the property of any such other Corporation to, another Corporation or Corporations), or in the event of any other material change in the capital structure of Aspen or of any successor Corporation by reason of any reclassification, reorganization, recapitalization, consolidation, merger, conveyance or otherwise, then, as a condition of any such reclassification, reorganization, recapitalization, consolidation, merger or conveyance, a prompt, proportionate, equitable, lawful and adequate provision shall be made whereby the Holder of this Note shall thereafter have the right to receive, upon the basis and the terms and conditions specified in this Note, in lieu of the securities of Aspen theretofore issuable upon the conversion of this Note, such shares, securities or assets as may be issued or payable with respect to or in exchange for the number of securities of Aspen theretofore obtainable upon conversion of this Note as provided above had such reclassification, reorganization, recapitalization, consolidation, merger or conveyance not taken place; and in any such event, the rights of the Holder of this Note to any adjustment in the number of shares of Aspen Common Stock obtainable upon conversion of this Note, as provided, shall continue and be preserved in respect of any shares, securities or assets which the Holder becomes entitled to obtain. Notwithstanding anything herein to the contrary, this Section 3(b) shall not apply to a merger with a subsidiary provided Aspen is the continuing Corporation and provided further such merger does not result in any reclassification, capital reorganization or other change of the securities issuable under this Note. The foregoing provisions of this Section 3(b) shall apply to successive reclassification, capital reorganizations and changes of securities and to successive consolidation, mergers, sales or conveyances.

(c)

In the event Aspen, at any time while this Note shall remain outstanding, shall sell all or substantially all of its assets, or dissolve, liquidate, or wind up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of any such sale, dissolution, liquidation, or winding up such that the Holder of this Note may thereafter receive, upon exercise hereof, in lieu of the securities of Aspen which it would have been entitled to receive, the same kind and amount of any shares, securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Aspen Common Stock; provided, however, that in the event of any such sale, dissolution, liquidation or winding up, the right to convert this Note shall terminate on a date fixed by Aspen, such date so fixed to be not earlier than 6:00 p.m., New York time, on the 30th day after the date on which notice of such termination of the right to convert this Note has been given by mail to the Holder of this Note at such Holder’s address as it appears on the books of Aspen.

4.

Event of Default. The following shall constitute events of default (individually, an “Event of Default”):

(a)

Aspen shall default in the payment, when due or payable, of an obligation to pay interest or principal under this Note, which default is not cured by payment in full of the amount due within ten (10) days from the date such amount is due;

(b)

Aspen shall fail to comply in any way with any of the other terms, covenants or conditions contained in this Note, which default is not cured within ten (10) days from the date that the Holder notifies Aspen in writing of the occurrence of such default;

(c)

Aspen shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets;

(d)

There shall be commenced against Aspen any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(e)

There shall be commenced against Aspen, any case proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ten (10) days from the entry thereof;

(f)

Aspen shall make an assignment for the benefit of creditors;

(g)

Aspen shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or

(h)

Aspen shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing;

then, upon, or any time thereafter during the continuance of, any such Event of Default, the Holder may declare the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, to be immediately due and payable.

5.

No Prepayment. This Note may not be prepaid, in whole or in part, without the prior written consent of the Holder.

6.

Miscellaneous.

(a)

All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b)

This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(c)

This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Delaware.

(d)

Any suit, action or proceeding brought by the Holder to enforce this Note shall be brought in the courts of New York State sitting in the Borough of Manhattan, New York County, or in federal District Court for the Southern District of New York, and, for all purposes of any such action, suit or proceeding, Aspen hereby irrevocably submits to the exclusive jurisdiction of such courts, and waives any objection to such choice of venue based on forum non conveniens or any other legal or equitable doctrine.

(e)

All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

If to the Company:

Aspen Group, Inc.

276 Fifth Avenue, Suite 306A

NY, NY 10001

E-mail: michael.mathews@aspen.edu

Attention: Michael D. Matthews, CEO

or to such other address as it, by notice to the Holder may designate from time to time.

(f)

Subject to compliance with the Securities Act of 1933 and applicable state securities laws, the Holder may transfer this Note and the underlying Aspen Common Stock.

(g)

This Note is subject to that certain Asset Purchase Agreement, dated as of May 13, 2017 (as the same may be amended from time to time, the “Agreement”), and, solely to the extent provided in Section 8.06(c) of the Agreement, Aspen may set off any amounts due Aspen pursuant to Article VIII of the Agreement against sums due under this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Aspen has caused this Note to be executed as of the date aforesaid.

By:
Michael D. Mathews, Chief Executive Officer

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